                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                                OCTOBER 22, 1996


                            AVALON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)




          MARYLAND                      1-12452                06-1379111
(State or other jurisdiction        (Commission File       (I.R.S. Employer
     of incorporation)                   Number)            Identification No.)


                    15 RIVER ROAD, WILTON, CONNECTICUT 06897
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                  203-761-6500


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

     ITEM 5.  OTHER EVENTS

     On October 22, 1996 Avalon Properties, Inc. sold 4,300,000 shares of Series B Cumulative Redeemable Preferred Stock ("Preferred Stock") to a syndicate of underwriters managed by PaineWebber Incorporated, Dean Witter Reynolds Inc., Prudential Securities Incorporated and Smith Barney Inc. under its existing shelf registration statement at a per share price to the public of $25. The annual dividend on the stock is $2.24 per share for a yield of 8.96% per annum. Dividends are paid quarterly on or about February 15, May 15, August 15 and November 15 of each year. The first dividend will be a partial dividend, prorated for the period the shares are outstanding and will be paid on November 15, 1996. The Series B Preferred Stock is not redeemable prior to October 15, 2001; after October 15, 2001 the shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $25.00 per share. The Company intends to use the net cash proceeds from the sale of the Preferred Stock (approximately $104,113,750) to retire indebtedness under the Company's unsecured credit facility.

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

     ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

         Not Applicable

     (b) PRO FORMA FINANCIAL INFORMATION:

         Not Applicable

     (c) EXHIBITS:

Exhibit No.
-----------

     1.   Underwriting Agreement dated October 17, 1995.

     3.1 Definitive Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series B Preferred Stock), incorporated by reference to Exhibit 1 of Form 8-A/A of Avalon Properties, Inc., dated and filed with the Securities and Exchange Commission on October 23, 1996.

     5.   Opinion as to the legality of the securities.

     8.   Opinion as to tax matters.

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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 22, 1996       AVALON PROPERTIES, INC.



                              /s/    Thomas J. Sargeant
                              -----------------------------------
                              By: Thomas J. Sargeant
                              Chief Financial Officer
                              and Treasurer



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